Prospectus Supplement No. 12                    Filed Pursuant to Rule 424(b)(3)
dated August 10, 2000                                 Registration No. 333-30540
(to Prospectus dated April 24, 2000)                         Cusip No. 501242AE1


                                  $175,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

              4  3/4% Convertible Subordinated Notes due 2006 and
             the Common Stock Issuable upon conversion of the Notes

                                ---------------

     The following table supplements and amends the information set forth on pages 30 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated April 24, 2000. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.


                        Principal Amount                        Number of            Number of        Percentage of
                         at Maturity of                         Shares of            Shares of         Common Stock
                       Notes Beneficially      Percentage      Common Stock         Common Stock      Outstanding (2)
                         Owned that May         of Notes       Owned Prior            that May
         Name               Be Sold           Outstanding    to the Offering         Be Sold (1)


----------------------------------------------------------------------------------------------------------------------
Bank Austria Cayman        $  900,000              *              39,302              39,302                 *
 Island Ltd.
----------------------------------------------------------------------------------------------------------------------
Ramius Capital Group        3,000,000             1.7%           131,006             131,006                 *
 Holdings, Ltd.
----------------------------------------------------------------------------------------------------------------------

* Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion price of $22.8997 per share of common stock (adjusted to reflect the 2-for-1 split of the common stock effective as of July 31, 2000). However, this conversion price will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 24,020,358 shares of common stock outstanding as of April 14, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of August 10, 2000.